UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.   20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 10, 2009

InfoSonics Corporation

(Exact name of registrant as specified in its charter)

Maryland	001-32217	33-0599368
(State or other jurisdiction	(Commission File Number)	(IRS Employer Identification
of incorporation)		No.)

4350 Executive Drive, Suite #100, San Diego, CA	92121
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (858) 373-1600

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)           On December 10, 2009, Jeffrey Klausner, the Company’s Chief Financial Officer tendered his voluntary resignation effective as of January 10, 2010.  Mr. Klausner’s resignation was not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices nor was Mr. Klausner removed for cause.  As a result of Mr. Klausner’s resignation, effective January 10, 2010, Mr. Klausner’s Employment Agreement with the Company will terminate, except as to those provisions which by their terms survive termination.

(c)           On December 15, 2009, in connection with Mr. Klausner’s resignation as Chief Financial Officer, the Company appointed Roger Laungani, age 40, as the Company’s interim Chief Financial Officer effective as of January 10, 2010.

Mr. Laungani has served as the Company’s Corporate Controller since August 2006.  Prior to his role at the Company, Mr. Laungani was a financial consultant for the Upper Deck Company, a sports trading card company, during 2006.  From 2001 to 2005, Mr. Laungani was employed by Digirad Corporation, a publicly-held company that develops and manufactures solid-state gamma cameras for nuclear cardiology and general nuclear medicine applications.  Mr. Laungani served as Digirad’s Director of Financial Operations from February 2003 to December 2005 and as the Contracts and Compliance Officer from January 2001 to January 2003.

The Company has begun a search for a permanent Chief Financial Officer.

Item 8.01.              Other Events.

On December 16, 2009, the Company issued a press release announcing Mr. Klausner’s decision to leave the Company and Mr. Laungani’s appointment as interim Chief Financial Officer.  The press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01.              Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
99.1	Press release issued by the Company on December 16, 2009.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

InfoSonics Corporation

/s/ Jeffrey Klausner
Jeffrey Klausner
Date:	December 16, 2009	Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release issued by the Company on December 16, 2009.